JEFFERSON BANCSHARES, INC. ANNOUNCES EARNINGS FOR THE THREE AND NINE MONTHS ENDED MARCH 31, 2011

Morristown, Tennessee -- (April 28, 2011) – Jefferson Bancshares, Inc.  (NASDAQ: JFBI), the holding company for Jefferson Federal Bank, announced net income for the quarter ended March 31, 2011 of $260,000, or $0.04 per diluted share, compared to net income of $323,000, or $0.05 per diluted share, for the quarter ended March 31, 2010.  For the nine months ended March 31, 2011, the Company reported net income of $878,000, or $0.14 per diluted share, compared to net income of $392,000, or $0.06 per diluted share, for the nine months ended March 31, 2010.

Anderson L. Smith, President and Chief Executive Officer, commented, “We continue to experience weak loan demand in our markets which has resulted in higher levels of cash on our balance sheet.   During the quarter ended March 31, 2011, we took advantage of excess liquidity and prepaid $20.0 million of Federal Home Loan Bank (“FHLB”) advances with an average cost of 4.14% and incurred a prepayment penalty of $585,000.  In addition, FHLB advances totaling $17.0 million with an average cost of 4.15% were prepaid and restructured.  These actions will have a positive impact on future earnings, performance ratios and capital ratios.  We continue to maintain a strong liquidity position and our regulatory capital ratios exceed those required to be considered “well capitalized” for regulatory purposes. Due to the prolonged economic downturn, asset quality and the adequacy of the loan loss reserve have remained our primary focal points.  Although we continue to experience positive trends in the level of nonperforming loans and delinquencies, unemployment rates and deterioration in real estate values continue to cause uncertainty in our local economies.  We recorded a loan loss provision totaling $1.4 million for the quarter ended March 31, 2011 in recognition of uncertain collateral values and the risk of additional credit losses.”

Net interest income remained relatively unchanged at $4.7 million for the three months ended March 31, 2011 compared to the same period in 2010.  The net interest margin was 3.66% for the three months ended March 31, 2011 compared to 3.46% for the same period in 2010. The yield on interest-earning assets declined 39 basis points to 5.06% for the three months ended March 31, 2011 compared to 5.45% for the same period in 2010 due primarily to a shift from average loan balances into lower yielding investment and interest earning deposits. The cost of interest-bearing liabilities declined 58 basis points to 1.52% for the three months ended March 31, 2011 compared to 2.10% for the same period in 2010, due to lower interest rates on deposits and a lower level of FHLB advances. For the nine months ended March 31, 2011, net interest income decreased $332,000, or 2.4%, to $13.5 million while the net interest margin remained stable at 3.31% compared to the same period in 2010.

Noninterest income decreased $50,000 to $1.7 million for the three months ended March 31, 2011 compared to the same period in 2010 as a result of an increase in net losses on the disposition of other real estate owned (“OREO”) totaling $187,000 and a decrease in service charges and fees totaling $100,000.  For the nine months ended March 31, 2011, noninterest income increased $82,000, or 2.4%, to $3.5 million compared to the corresponding period in 2010 primarily due to an increase in gain on investment securities totaling $809,000 more than offsetting an increase in net losses on the disposition of OREO totaling $583,000.

Total noninterest expense was relatively unchanged at $4.6 million for the three months ended March 31, 2011 compared to the corresponding period in 2010.  Changes in noninterest expense included a $289,000 decrease in occupancy expense as well as declines in compensation expense, equipment and data processing expense, and valuation adjustments and expenses on OREO.  Non-interest expense was negatively impacted by a prepayment penalty on the early payoff of FHLB advances totaling $585,000 for the three months ended March 31, 2011. For the nine months ended March 31, 2011, noninterest expense decreased $242,000, or 1.8%, to $13.4 million compared to the corresponding period in 2010 due to a $670,000 decrease in occupancy expense and a $317,000 decrease in compensation expense.  Noninterest expense for the nine months ended March 31, 2011 was negatively impacted by a $712,000 increase in OREO expense and prepayment penalties on the early payoff of FHLB advances totaling $775,000.

At March 31, 2011, total assets were $577.5 million compared to $630.8 million at June 30, 2010.  Investment securities decreased $9.1 million, or 14.4%, to $53.9 million at March 31, 2011 compared to $63.0 million at June 30, 2010, primarily due to sales and calls of securities exceeding new purchases.  Net loans decreased $40.7 million to $393.7 million at March 31, 2011, compared to $434.4 million at June 30, 2010, due primarily to a combination of reduced loan demand and normal pay-downs on existing loans.  Reduced loan demand is primarily the result of continued economic weakness in the Bank’s market areas.

Total deposits decreased $9.9 million to $469.2 million at March 31, 2011 compared to $479.2 million at June 30, 2010 due to planned runoff of certificates of deposit through lower interest rates.  Time deposits decreased $10.0 million, or 4.2%, to $230.2 million while transaction accounts remained stable at $239.0 million at March 31, 2011 compared to June 30, 2010.  The average cost of interest-bearing deposits for the three month period ended March 31, 2011 was 1.23% compared to 1.75% for the corresponding period in 2010.   FHLB advances decreased $46.9 million to $38.0 million at March 31, 2011 compared to $84.8 million at June 30, 2010 as excess liquidity was used to repay advances.  Although prepayment penalties totaling $775,000 for the nine months ended March 31, 2011 were incurred in connection with the repayment of the advances, management believes the future savings in interest expense will more than offset the prepayment penalties.

The Bank continues to be well-capitalized under regulatory requirements. The Bank’s total risk-based capital ratio was 12.73% at March 31, 2011, compared to 11.61% at June 30, 2010 and 11.81% at March 31, 2010.  At March 31, 2011, the Company had 6,634,759 common shares outstanding with a book value of $8.41 per common share.

Nonperforming assets totaled $22.2 million, or 3.85% of total assets, at March 31, 2011, compared to $26.4 million, or 4.18% of total assets, at June 30, 2010.  Nonaccrual loans totaled $10.5 million at March 31, 2011 compared to $18.8 million at June 30, 2010.  Foreclosed real estate amounted to $11.3 million at March 31, 2011 compared to $6.9 million at June 30, 2010.  Net charge-offs for the nine months ended March 31, 2011 were $4.1 million, or 1.30% of average loans annualized, compared to $2.6 million, or 0.74% of average loans annualized, for the comparable period in 2010.  Net charge-offs for the nine months ended March 31, 2011 were primarily attributable to write-downs on OREO as weaknesses in local real estate markets continue to adversely impact collateral values.   The allowance for loan losses was $7.9 million, or 1.96% of total loans, at March 31, 2011 compared to $9.6 million, or 2.17% of total loans, at June 30, 2010. The provision for loan losses totaled $2.4 million for the nine months ended March 31, 2011, compared to $3.3 million for the comparable period in 2010.   Although the Bank has experienced recent improvement in certain asset quality metrics, management expects asset quality to remain weak for the remainder of fiscal 2011.  The adequacy of the allowance for loan losses is evaluated monthly and adjusted as necessary to maintain an appropriate reserve for probable losses in the loan portfolio.  In addition, the Federal Deposit Insurance Corporation and Tennessee Department of Financial Institutions, as an integral part of their examination process, periodically review our allowance for loan losses and may require the Company to recognize adjustments to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

Jefferson Bancshares, Inc. is the holding company for Jefferson Federal Bank, a Tennessee-chartered savings bank headquartered in Morristown, Tennessee.  Jefferson Federal Bank is a community oriented financial institution offering traditional financial services with offices in Hamblen, Knox, Washington and Sullivan Counties, Tennessee.  The Company’s stock is listed on the NASDAQ Global Market under the symbol “JFBI.”  More information about Jefferson Bancshares and Jefferson Federal Bank can be found at its website:  www.jeffersonfederal.com.

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).  Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “intend” and “potential.”  For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement.  Such factors include, but are not limited to:  prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission.  The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

JEFFERSON BANCSHARES, INC.

	At	At
	March 31, 2011	June 30, 2010
	(Dollars in thousands)

Financial Condition Data:
Total assets	$577,524	$630,770
Loans receivable, net	393,711	434,378
Cash and cash equivalents, and
interest-bearing deposits	58,201	69,303
Investment securities	53,935	62,989
Deposits	469,237	479,183
Repurchase agreements	992	944
FHLB advances	37,962	84,834
Subordinated debentures	7,105	7,021
Stockholders' equity	$55,818	$56,523

	Three Months Ended March 31,		Nine Months Ended March 31,
	2011	2010	2011	2010
	(Dollars in thousands, except per share data)

Operating Data:
Interest income	$6,565	$7,430	$20,051	$22,930
Interest expense	1,818	2,716	6,524	9,071
Net interest income	4,747	4,714	13,527	13,859
Provision for loan losses	1,400	1,500	2,350	3,309
Net interest income after
provision for loan losses	3,347	3,214	11,177	10,550
Noninterest income	1,697	1,747	3,531	3,449
Noninterest expense	4,635	4,671	13,375	13,617
Earnings before income taxes	409	290	1,333	382
Total income taxes	149	(33)	455	(10)
Net earnings	$260	323	$878	392

Share Data:
Earnings per share, basic	$0.04	$0.05	$0.14	$0.06
Earnings per share, diluted	$0.04	$0.05	$0.14	$0.06
Book value per common share	$8.41	$11.98	$8.41	$11.98
Weighted average shares:
Basic	6,231,452	6,251,105	6,211,295	6,227,472
Diluted	6,231,452	6,251,105	6,211,295	6,227,472

	Three Months Ended March 31,		Nine Months Ended March 31,
	2011	2010	2011	2010
	(Dollars in thousands)

Allowance for Loan Losses:
Allowance at beginning of period	$7,945	$5,180	$9,649	$4,722
Provision for loan losses	1,400	1,500	2,350	3,309
Recoveries	11	9	113	57
Charge-offs	(1,475)	(1,277)	(4,231)	(2,676)
Net Charge-offs	(1,464)	(1,268)	(4,118)	(2,619)
Allowance at end of period	$7,881	$5,412	$7,881	$5,412

Net charge-offs to average outstanding
loans during the period, annualized	1.43%	1.10%	1.30%	0.74%

	At	At	At
	March 31, 2011	June 30, 2010	March, 31 2010
	(Dollars in thousands)

Nonperforming Assets:
Nonperforming loans	$10,529	$18,779	20,652
Nonperforming investments	377	731	552
Real estate owned	11,323	6,865	4,653
Other nonperforming assets	-	-	-

Total nonperforming assets	$22,229	$26,375	$25,857

	Nine Months Ended	Year Ended
	March 31, 2011	June 30, 2010

Performance Ratios:
Return on average assets	0.19%	(3.65%)
Return on average equity	2.05%	(29.65%)
Interest rate spread	3.21%	3.18%
Net interest margin	3.31%	3.30%
Efficiency ratio	89.01%	83.93%
Average interest-earning assets to
average interest-bearing liabilities	106.06%	105.97%

Asset Quality Ratios:
Allowance for loan losses as a
percent of total gross loans	1.96%	2.17%
Allowance for loan losses as a
percent of nonperforming loans	74.85%	51.38%
Nonperforming loans as a percent
of total loans	2.62%	4.22%
Nonperforming assets as a percent
of total assets	3.85%	4.18%

Contacts:

Jefferson Bancshares, Inc.
Anderson L. Smith, President and Chief Executive Officer 423-586-8421
Jane P. Hutton, Chief Financial Officer 423-586-8421